Exhibit 4.1

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. Your rights as a stockholder are governed by Delaware law and the Charter and Bylaws. Your rights as a warrantholder are governed by the Warrant Agreement. We urge you to read the applicable provisions of Delaware law, the Charter and Bylaws, and the Warrant Agreement carefully and in their entirety because they describe your rights as a holder of shares of Common Stock. The descriptions of the Charter, Bylaws and Warrant Agreement are not complete and are subject to and qualified in their entirety by reference to the full text of the Charter, Bylaws and Warrant Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference.

Authorized and Outstanding Capital Stock

The Charter authorizes the issuance of 1,035,000,000 shares, consisting of (i) 875,000,000 shares of Class A Common Stock, par value $0.0001 per share, (ii) 150,000,000 shares of Class B Common Stock, par value $0.0001 per share, and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “preferred stock”).

Common Stock

The Charter authorizes two classes of common stock, Class A Common Stock and Class B Common Stock, each with a par value of $0.0001. As of January 3, 2022, there were 57,488,068 shares of Class A Common Stock issued and outstanding and 55,032,961 shares of Class B Common Stock issued and outstanding.

Each Class B Unit (a “Class B Unit”) of Umbrella is paired with a share of Class B Common Stock (collectively, the “Paired Interests”). Pursuant to the Second Amended and Restated Limited Liability Agreement of Umbrella, dated as of January 3, 2023 (as amended from time to time, the “LLC Agreement”), a Paired Interest is exchangeable at any time for a share of Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications. As the holder exchanges the Paired Interests pursuant to the LLC Agreement, the shares of Class B Common Stock included in the Paired Interests will automatically be canceled and the Class B Common Units included in the Paired Interests shall be automatically transferred to us and converted into and become an equal number of Class A Common Units in Umbrella.

Voting Power

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of Common Stock possess all voting power for the election of our directors and all other matters submitted to a vote of stockholders. Holders of Common Stock will have one vote in respect of each share of stock held by such holder on matters to be voted on by stockholders. Except as otherwise required by law, holders of Common Stock, as such, will not be entitled to vote on any amendment to the Charter (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of our preferred stock if the holders of such affected series of our preferred stock are entitled to vote on such amendment pursuant to the Charter (including any preferred stock designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, holders of the Class A Common Stock will be entitled to receive dividends when, as and if declared by the Board, payable either in cash, in property or in shares of capital stock. Holders of the Class B Common Stock shall be deemed to be a non-economic interest, and such holders shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, our remaining assets of whatever kind available for distribution will be distributed to the holders of Class A Common Stock ratably in proportion to the number of shares of Class A Common Stock held by them and to the holders of any outstanding series of preferred stock entitled thereto. Holders of Class B Common Stock shall not be entitled to receive any of our assets or funds available for distribution to stockholders. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of capital stock, securities or other consideration) of all or substantially all of our assets of or a merger involving us and one or more other entities (whether or not we are the entity surviving such merger) will not be deemed to be a dissolution, liquidation or winding up of our affairs, except to the extent expressly provided for in any applicable preferred stock designation.

Preemptive or Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of Class A Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Subject to the preferential rights of any other class or series of stock, all shares of Class B Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of Common Stock will have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of our securities. The rights, powers, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of preferred stock that the Board may authorize and issue in the future.

Election of Directors

Each director will generally serve for a term of one year expiring at the annual meeting of stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of preferred stock. The Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. As of the date hereof, we have no preferred stock outstanding.

Warrants

Public Warrants

Each whole Warrant entitles the registered holder to purchase one Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrant holder. The Warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under applicable blue sky laws to the extent an exemption is available.

Redemption of Warrants when the price per Class A Common Stock equals or exceeds $18.00. Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

In the event that we elect to redeem all of the redeemable Warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. In addition, we will issue a press release and file a current report on Form 8-K with the SEC containing notice of redemption.

We are not contractually obligated to notify investors when the Warrants become eligible for redemption and do not intend to so notify investors upon eligibility of the Warrants for redemption, unless and until we elect to redeem such Warrants pursuant to the terms of the Warrant Agreement.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption Procedures. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a dividend payable in Class A Common Stock, or by a split-up of Class A Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other shares of our share capital into which the Warrants are convertible), other than (i) as described above or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of

Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Warrants is required to make any change that adversely affects the interests of the registered holders.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrants may be exercised only for a whole number of Class A Common Stock. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are not be transferable, assignable or saleable (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with sponsor) and they are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A ordinary shares for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The Private Placement Warrants are permitted to be exercisable on a cashless basis because it was not known at the time of the initial issuance thereof whether the Sponsor and its permitted transferees would be considered our “affiliates” under the Securities Act following the Business Combination. Although certain of the transferees of the Private Placement Warrants were not permitted transferees and do not have the right to exercise the Private Placement Warrants on a cashless basis, the Sponsor may be deemed an affiliate because of its board representation. As an affiliate of the Company, the Sponsor’s ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their Warrants and sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of the Closing Date, we had $500,000 outstanding under the Working Capital Loans. Upon the consummation of the Business Combination, we repaid the Working Capital Loans.

The Sponsor has agreed, and any of its assignees or transferees will agree, not to transfer, assign or sell any of the Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of any of these warrants), except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor.

Dividends

We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Listing of Securities

Our Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “ALTI” and “ALTIW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

7